Exhibit 4.3

FIRST AMENDMENT TO PLAIN ENGLISH WARRANT AGREEMENT

This is a FIRST AMENDMENT TO PLAIN ENGLISH WARRANT AGREEMENT dated December 11, 2013 (the “Amendment”) by and between GEVO, INC., a Delaware corporation (“Company”), and TRIPLEPOINT CAPITAL LLC, a Delaware limited liability company (“Warrant Holder”).

RECITALS

A. Company and Warrant Holder are parties to the Plain English Warrant Agreement dated October 20, 2011 (the “Warrant Agreement”), pursuant to which Company granted to Warrant Holder the right to purchase 188,412 shares of the Common Stock of the Company at a price per share of $7.96 under Warrant Number 0647-W-03, subject to adjustment in accordance with the terms therein (the “Warrant”).

B. In connection with the execution of that certain Second Amendment to Amended and Restated Plain English Growth Capital Loan and Security Agreement dated as of the date hereof by and among Agri-Energy, LLC, a Minnesota limited liability company, Company and Warrant Holder (the “Second Amendment”), Warrant Holder has requested that Company amend the Warrant Agreement and Company is willing to do so subject to the terms and conditions of this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Company and Warrant Holder agree as follows:

1.	RATIFICATION; WARRANT AGREEMENT REMAINS IN FULL FORCE AND EFFECT

Company hereby acknowledges, reaffirms, confirms and ratifies all of the terms and conditions set forth in, and all of its obligations under, the Warrant Agreement. The Warrant Agreement shall remain in full force and effect, and except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Warrant Holder under the Warrant Agreement, as in effect prior to the date hereof. For the avoidance of doubt, notwithstanding the amendment of the Warrant Agreement pursuant to this Amendment, the Effective Date of the Warrant shall remain October 20, 2011. Unless otherwise defined in this Amendment, capitalized terms and matters of construction defined in the Warrant Agreement shall have the same meaning given to them in the Warrant Agreement.

2.	AMENDMENTS TO WARRANT AGREEMENT

The first two paragraphs of Section 1 of the Warrant Agreement are hereby amended and restated to read in their entirety as follows:

“You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to purchase from You, at a price per share equal to the Exercise Price, up to 188,442 fully paid and non-assessable shares of your Common Stock.”

The definition of “Exercise Price” set forth in Section 1 of the Warrant Agreement is hereby amended by deleting the text “$7.96” and replacing such text with “the closing price of the Company’s Common Stock, as reported on the Nasdaq Global Market, on the trading day immediately prior to the 2013 Issuance Closing Date”.

3.	CONDITIONS TO EFFECTIVENESS

The effectiveness of this Amendment shall be conditioned on:

•	The occurrence of the 2013 Issuance Closing Date (as defined in the Second Amendment); and

•	Receipt by Warrant Holder of a copy of this Amendment, duly executed by the Company.

4.	MISCELLANEOUS

•	Entire Agreement. The terms and conditions of this Amendment shall be incorporated by reference in the Warrant Agreement as though set forth in full in the Warrant Agreement. In the event of any inconsistency between the provisions of this Amendment and any other provision of the Warrant Agreement, the terms and provisions of this Amendment shall govern and control. Except to the extent specifically amended or superseded by the terms of this Amendment, all of the provisions of the Warrant Agreement shall remain in full force and effect to the extent in effect on the date of this Amendment. The Warrant Agreement, as modified by this Amendment, constitutes the complete agreement among the parties and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect to the subject matter of the Warrant Agreement.

•	Headings. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment, and are not to be taken into consideration in interpreting this Amendment.

•	Recitals. The Recitals set forth at the beginning of this Amendment are true and correct, and such Recitals are incorporated into and are a part of this Amendment.

•	Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

•	Effect. Upon the effectiveness of this Amendment, from and after the date of this Amendment, each reference in the Warrant Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import shall mean and be a reference to the Warrant Agreement as amended by this Amendment.

•	No Novation. Except as expressly provided in Section 2 above, the execution, delivery, and effectiveness of this Amendment shall not (a) limit, impair, constitute a waiver of, or otherwise affect any right, power, or remedy of Warrant Holder under the Warrant Agreement, (b) constitute a waiver of any provision in the Warrant Agreement, or (c) alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Warrant Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

•	Counterparts. This Amendment may be executed in identical counterpart copies, each of which shall be an original, but all of which shall constitute one and the same agreement.

•	Signatures. This Amendment may be executed and delivered by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) and, and upon such delivery, the facsimile, TIFF or PDF signature, as applicable, will be deemed to have the same effect as if the original signature had been delivered to the other party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the day and year first above written.

COMPANY:	You:	GEVO, INC.

	Signature:	/s/ Brett Lund
	Print Name:	Brett Lund
	Title:	Chief Licensing Officer & General Counsel
Accepted in Menlo Park, California:

WARRANT HOLDER:	Us:	TRIPLEPOINT CAPITAL LLC

	Signature:	/s/ Sajal Srivastava
	Print Name:	Sajal Srivastava
	Title:	Chief Operating Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO PLAIN ENGLISH WARRANT AGREEMENT]

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